EXHIBIT 99.1
New Release
Heartland Payment Systems Announces 40% Increase in Second Quarter Net Income
Record Quarterly Earnings of $0.26 per Diluted Share
Operating Margin Reaches Record 21.5%
Quarterly Dividend Increased 50% to 7.5 Cents Per Share
Princeton, N.J., August 2, 2007 — Heartland Payment Systems, Inc. (NYSE: HPY), a leading provider of credit/debit/prepaid card processing, payroll and payment services, today announced that net income for the quarter ended June 30, 2007 increased 40% to a record $10.4 million from $7.4 million in the second quarter of 2006. For the second quarter of 2007, the Company reported record earnings of $0.26 per fully diluted share, an increase of 37% from $0.19 per fully diluted share in the year earlier period. Results were driven by an increase in the operating margin to a record 21.5%, a 210 basis point improvement from the comparable year earlier period. For the quarter, operating income rose 33% to $16.3 million from $12.3 million a year ago.
Robert Carr, Chairman and CEO, said, “Our strong financial performance this quarter was led by record operating margins as we are starting to see the results that are possible by leveraging our increasingly fixed cost processing and servicing platform across our growing transaction volume. For the quarter, 84% of new merchants installed and 73% of total transactions were on HPS Exchange, while our Passport back end processing system continues to provide consistent, reliable and cost effective performance. Refinements throughout our sales organization are yielding similar productivity and efficiency gains as both total and new card merchant installs were at record levels for the second consecutive quarter. Our payroll business also turned in another outstanding quarter with revenues increasing 63% from last year’s second quarter as the number of payroll merchants at June quarter end is up 57% from twelve months ago. We believe that our unique business model, a dedicated direct salesforce supported by advanced technology, can sustain industry-leading growth with outstanding financial performance.”
Total revenues in the second quarter of 2007 were $333.4 million, up 20% compared to $278.2 million in the second quarter of 2006. Processing volume for the three months ended June 30, 2007 increased 21% to $13.3 billion from $11.0 billion during the same period in 2006. The Company’s active total merchant count rose to 152,400 at June 30, 2007, a 19% increase over the past twelve months. Same store sales at our installed base rose 3.3% during the quarter and continue to make a meaningful contribution to the Company’s growing processing volumes.
Mr. Carr continued, “Heartland’s ‘Fair Deal’ philosophy remains the foundation on which the Company is built. As we continue to grow and strengthen that foundation, we are selectively investing in new capabilities that leverage our numerous competitive advantages to enhance our growth. This ability to carefully balance current performance with investments for the future is an important characteristic of Heartland that has enabled us to consistently create long-term shareholder value.”
SIX MONTH RESULTS
For the first six months of 2007, net income was $17.3 million or $0.43 per fully diluted share, increases of 46% and 43%, respectively, compared to net income of $11.8 million, or $0.30 per fully diluted share in the first half of 2006. Revenues for the first half of 2007 were $617.7 million, up 20% compared to $515.1 million for the first half of 2006.

FULL YEAR 2007 GUIDANCE
The Company is reaffirming 2007 full year guidance. We expect net revenue (total revenues less interchange, dues and assessments) to grow by 21% — 23%; operating income as a percentage of net revenue to be 19% — 21%; a tax rate of approximately 37%; and earnings per share of $0.96 — $1.01.
BOARD DECLARES QUARTERLY DIVIDEND
The Company also declared a quarterly dividend of $0.075 per common share, an increase of 50% over the previous quarterly dividend. The dividend is payable to shareholders of record on August 24, 2007 and will be paid on September 15, 2007.
Conference Call
Heartland Payment Systems, Inc. will host a conference call on August 2, 2007 at 8:30AM Eastern Time to discuss financial results and business highlights. The conference call may be accessed by calling 973-935-8510 at 8:25AM Eastern time on August 2, 2007. Please provide the operator with PIN number 9016195. The conference call will also be webcast where it can be accessed on the investor relations portion of Heartland’s website at http://www.heartlandpaymentsystems.com.
A digital replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, October 2, 2007. The number to call for the taped replay is 973-341-3080 and the conference PIN 9016195. The webcast will also be archived within two hours of the live call on the investor relations portion of the Company’s website.
About Heartland Payment Systems
Heartland Payment Systems, Inc., a NYSE company trading under the symbol HPY, delivers credit/debit/prepaid card processing, payroll and payment solutions to more than 150,000 small and mid-sized businesses nationwide.
Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, visit www.heartlandpaymentsystems.com and www.MerchantBillOfRights.com.
http://www.heartlandpaymentsystems.com
Forward-looking Statements:
This press release may contain statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors. Information concerning these factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s registration statement on Form 10- K, or Form 10-Q as applicable. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.
CONTACT:
Joe Hassett or Paul Johnson
Gregory FCA
27 West Athens Ave.
Ardmore, PA 19003
Tel: 610-642-8253
Email: Heartland_ir@gregoryfca.com
Tables Follow

Heartland Payment Systems, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Total Revenues	$333,445	$278,198	$617,657	$515,117

Costs of Services:
Interchange	245,225	204,541	450,562	376,770
Dues and assessments	12,398	10,226	22,857	18,812
Processing and servicing	32,764	29,611	64,094	57,762
Customer acquisition costs	11,383	8,323	21,774	16,495
Depreciation and amortization	1,661	1,438	3,385	2,801

Total costs of services	303,431	254,139	562,672	472,640
General and administrative	13,735	11,781	28,034	23,790

Total expenses	317,166	265,920	590,706	496,430

Income from operations	16,279	12,278	26,951	18,687

Other income (expense):
Interest income	517	314	976	568
Interest expense	(233)	(224)	(345)	(344)
Other, net	5	17	(90)	831

Total other income (expense)	289	107	541	1,055

Income before income taxes	16,568	12,385	27,492	19,742
Provision for income taxes	6,166	4,940	10,238	7,909

Net income	$10,402	$7,445	$17,254	$11,833

Net income	$10,402	$7,445	$17,254	$11,833
Other comprehensive income, net of tax:
Unrealized gains (losses) on investments	(7)	1	(4)	(2)

Comprehensive income	$10,395	$7,446	$17,250	$11,831

Earnings per common share:
Basic	$0.28	$0.21	$0.46	$0.33
Diluted	$0.26	$0.19	$0.43	$0.30

Weighted average number of common shares outstanding:
Basic	37,653	36,201	37,580	35,667
Diluted	39,863	39,932	39,919	39,898

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share data)
(unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$27,290	$16,054
Funds held for payroll customers	20,788	16,960
Receivables, net	118,496	107,154
Investments	2,244	1,082
Inventory	2,878	2,252
Prepaid expenses	2,741	2,030
Current tax asset	17,763	19,227
Current deferred tax assets, net	673	757

Total current assets	192,873	165,516
Capitalized customer acquisition costs, net	63,820	56,705
Deferred tax assets, net	4,557	4,562
Property and equipment, net	32,744	23,135
Goodwill and intangible assets	2,014	1,757
Deposits and other assets	102	93

Total assets	$296,110	$251,768

Liabilities and stockholders’ equity
Current liabilities:
Due to sponsor bank	$52,538	$27,253
Accounts payable	20,101	16,936
Deposits held for payroll customers	20,788	16,960
Current portion of accrued buyout liability	12,243	11,519
Merchant deposits and loss reserves	8,170	8,210
Accrued expenses and other liabilities	11,566	9,649
Current portion of borrowings and financing arrangements	28	174

Total current liabilities	125,434	90,701
Reserve for unrecognized tax benefits	990	—
Long-term portion of accrued buyout liability	23,554	21,774

Total liabilities	149,978	112,475

Commitments and contingencies	—	—

Stockholders’ equity
Common Stock, $.001 par value, 100,000,000 shares authorized, 39,133,454 and 38,488,880 shares issued at June 30, 2007 and December 31, 2006; 37,443,754 and 37,405,680 shares outstanding at June 30, 2007 and December 31, 2006	39	38
Additional paid-in capital	163,163	153,997
Accumulated other comprehensive loss	(25)	(21)
Retained earnings	23,787	10,804
Treasury stock, at cost (1,689,700 and 1,083,200 shares at June 30, 2007 and December 31, 2006)	(40,832)	(25,525)

Total stockholders’ equity	146,132	139,293

Total liabilities and stockholders’ equity	$296,110	$251,768

Heartland Payment Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flow
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities
Net income	$17,254	$11,833
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization of capitalized customer acquisition costs	21,253	16,804
Other depreciation and amortization	4,254	3,563
Addition to loss reserves	1,122	700
Stock-based compensation	801	461
Deferred taxes	90	(101)
Other	172	—
Changes in operating assets and liabilities:
Increase in receivables	(11,342)	(6,095)
Increase in inventory	(625)	(673)
Payment of signing bonuses, net	(21,639)	(15,955)
Increase in capitalized customer acquisition costs	(6,729)	(8,392)
(Increase) decrease in prepaid expenses	(711)	425
Decrease in current tax asset	5,284	1,502
Decrease in deposits and other assets	(9)	—
Excess tax benefits on options exercised under SFAS No. 123R	(3,820)	(25,204)
Increase in reserve for unrecognized tax benefits	476	—
Increase in due to sponsor bank	25,284	2,853
Increase (decrease) in accounts payable	3,165	(893)
Increase in accrued expenses and other liabilities	1,917	3,738
Decrease in merchant deposits and loss reserves	(1,161)	(1,499)
Payouts of accrued buyout liability	(4,746)	(6,144)
Increase in accrued buyout liability	7,250	8,083

Net cash provided by (used in) operating activities	37,540	(14,994)

Cash flows from investing activities
Purchase of investments	(1,330)	(976)
Maturities of investments	265	563
Increase in funds held for payroll customers	(3,930)	(2,836)
Increase in deposits held for payroll customers	3,828	2,738
Acquisition of business, net of cash acquired	(300)	(3,453)
Purchases of property and equipment	(13,993)	(6,254)

Net cash used in investing activities	(15,460)	(10,218)

Cash flows from financing activities
Principal payments on borrowings and financing arrangements	(146)	(112)
Proceeds from exercise of stock options	4,546	20,604
Excess tax benefits on options exercised under SFAS No. 123R	3,820	25,204
Repurchase of common stock	(15,307)	(20,176)
Dividends paid on common stock	(3,757)	—

Net cash (used in) provided by financing activities	(10,844)	25,520

Net increase in cash and cash equivalents	11,236	308
Cash and cash equivalents at beginning of year	16,054	8,724

Cash and cash equivalents at end of period	$27,290	$9,032